EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus Supplement of MS Structured TILES Series 2006-1 for the offering of Treasury Index LinkEd Securities (TILESsm) Series 2006-1 due February 15, 2034 (which Prospectus Supplement will form part of Registration Statement No. 333-101155 of MS Structured Asset Corp. on Form S-3 in relation to the TILES Series 2006-1 securities) of our report dated February 7, 2005 (October 12, 2005 as to the effects of discontinued operations and segment classification discussed in Note 27) relating to the consolidated financial statements of Morgan Stanley and included in Exhibit 99.1 to Morgan Stanley’s Current Report on Form 8-K filed October 12, 2005, and our reports dated February 7, 2005 for (1) the related financial statement schedule included in Schedule I and (2) management’s report of the effectiveness of internal control over financial reporting, each included in Morgan Stanley’s Annual Report on Form 10-K for the year ended November 30, 2004 (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as amended by SPAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123,” in 2003, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and to the references to us as “experts” in the Prospectus Supplement.

/s Deloitte & Touche LLP

New York, New York

February 6, 2006